EXHIBIT 99.01
Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

FDA Psychopharmacologic Drugs Advisory Committee
supports safety and efficacy of DAYTRANATM

Basingstoke, UK and Philadelphia, US – December 2, 2005 – Shire plc (LSE: SHP, NASDAQ: SHPGY, TSX: SHQ) confirmed today that a Psychopharmacologic Drugs Advisory Committee recommended to the U.S. Food and Drug Administration (FDA) that DAYTRANA (methylphenidate transdermal system) is safe and effective.

DAYTRANA is an investigational transdermal patch formulation for methylphenidate designed for once-daily use to treat attention deficit hyperactivity disorder (ADHD) in children aged 6 to 12 years. At the request of the FDA, a meeting with the Advisory Committee was held today to review the safety and effectiveness of DAYTRANA.

The FDA asked the Advisory Committee to vote on (1) whether the product has been shown to be effective for the treatment of ADHD, and (2) whether the product has been shown to be acceptably safe in the treatment of ADHD. On the first question, the Committee voted unanimously in favor of the efficacy of the product. On the second question, the Committee voted unanimously in favor of the safety of the product, but recommended that the FDA require post-marketing surveillance and/or studies related to the product. The Advisory Committee also recommended to the FDA that consideration of oral ADHD products be given prior to use of the product, but by a vote of eleven to one rejected a proposal to limit use of the product to patients who cannot use oral methylphenidate products.

“We are pleased that the Advisory Committee voted in favor of DAYTRANA’s safety and efficacy in children diagnosed with ADHD,” said Shire Chief Executive Officer Matt Emmens. “This delivery option can provide a much needed alternative for parents and physicians to help children living with ADHD.”

Shire and Noven Pharmaceuticals, Inc. submitted an amended New Drug Application (NDA) for DAYTRANA to the FDA in June of this year. A decision from the FDA on DAYTRANA is scheduled to be announced on or before December 28, 2005. The recommendation of the Advisory Committee is not binding on the FDA.

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For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+	44 1256 894 160
	Brian Piper (North America)	+	1 484 595 8252

Media	Jessica Mann (Rest of the World)	+	44 1256 894 280
	Matthew Cabrey (North America)	+	1 484 595 8248

Notes to editors

Shire Pharmaceuticals Group plc

Shire’s strategic goal is to become the leading specialty pharmaceutical company that focuses on meeting the needs of the specialist physician. Shire focuses its business on central nervous system, gastrointestinal, general products and human genetic therapies - all being areas in which Shire has a commercial presence. The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions. Shire believes that a carefully selected portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results. Shire’s strategy is to develop and market products for specialty physicians. Shire’s in-licensing and merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.

For further information on Shire, please visit the Company’s website: www.shire.com.

About DAYTRANA and Methylphenidate

In the pivotal clinical studies, DAYTRANA was generally well tolerated and adverse events typically were mild to moderate, resolved with continued therapy and were consistent with known effects of methylphenidate. The most common adverse events reported by patients who received DAYTRANA in clinical trials were: nausea, vomiting, nasopharyngitis, weight decreased, anorexia, decreased appetite, affect lability, insomnia, tic, and nasal congestion.

Methylphenidate should not be administered to patients with: glaucoma; tics, Tourette’s syndrome or a family history of Tourette’s syndrome; current or recent use of Monoamine Oxidase Inhibitors (MAOIs). Chronic abuse of methylphenidate may lead to dependence and careful supervision following withdrawal from abuse is warranted. Methylphenidate should not be given to patients with a history of drug dependence or alcoholism. Methylphenidate should not be used for the prevention or treatment of severe depression or normal fatigue states. Growth should be monitored in patients treated with methylphenidate. Use with caution in patients with psychosis, history of seizures or EEG abnormalities, hypertension, a history of drug dependence or alcoholism. Rare cases of visual disturbances have been reported with methylphenidate use. Hematologic monitoring is advised during prolonged therapy.

About ADHD

ADHD affects approximately 7.8 percent of all school-age children, more than 4 million in the United States. ADHD is considered the most commonly diagnosed psychiatric disorder in children and adolescents. ADHD is a neurological brain disorder that manifests as a persistent pattern of inattention and/or hyperactivity-impulsivity that is more frequent and severe than is typically observed in individuals at a comparable age and maturity. If untreated, ADHD can acutely affect a child’s life, leading to problems with family members, friends, sports, after-school activities and academics.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forwarding-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire plc’s results could be materially affected. The risks and uncertainties include, but are not limited to; risks associated with the inherent uncertainty of pharmaceutical research, product development, manufacturing and commercialization; the impact of competitive products, including, but not limited to, the impact of those on Shire plc’s Attention Deficit and Hyperactivity Disorder (“ADHD”) franchise; patents, including but not limited to, legal challenges relating to Shire plc’s ADHD franchise; government regulation and approval, including but not limited to the expected product approval dates of DAYTRANATM (MTS/METHYPATCH) (ADHD), SPD503 (ADHD), SPD465 (ADHD), MESAVANCETM (SPD476) (ulcerative colitis), ELAPRASETM (I2S) (iduronate-2-sulfase) (Hunter syndrome) and NRP104 (ADHD), including its scheduling classification by the Drug Enforcement Administration in the United States; Shire plc's ability to benefit from the acquisition of Transkaryotic Therapies Inc.; Shire plc’s ability to secure new products for commercialization and/or development; and other risks and uncertainties detailed from time to time in Shire plc’s and its predecessor registrant Shire Pharmaceuticals Group plc’s filings with the US Securities and Exchange Commission, including Shire Pharmaceuticals Group plc’s Annual Report on Form 10-K for the year ended December 31, 2004.